NEWS RELEASE Bill Seymour VP of Investor Relations T + 1 952 556 1844 bill.seymour@entegris.com
Exhibit 99.1

ENTEGRIS DECLARES QUARTERLY CASH DIVIDEND
BILLERICA, Mass., January 19, 2022 - Entegris, Inc. (Nasdaq: ENTG), today announced that its Board of Directors has authorized a quarterly cash dividend of $0.10 per share, a 25% increase compared to the prior quarterly dividend. The dividend will be paid on February 23, 2022 to shareholders of record on the close of business on February 2, 2022.

ABOUT ENTEGRIS
Entegris is a world-class supplier of advanced materials and process solutions for the semiconductor and other high-tech industries. Entegris has approximately 6,600 employees throughout its global operations and is ISO 9001 certified. It has manufacturing, customer service and/or research facilities in the United States, Canada, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information may be found at www.entegris.com.

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